SECRETARY’S CERTIFICATE

The undersigned, Scott H. Rothstein, being the Secretary of Mutual of America Variable Insurance Portfolios, Inc. (”VIP”), hereby certifies that the following is a true copy of resolutions adopted by the Board of Directors of the Corporation at a meeting held on November 6, 2019:

RESOLVED, that in view of the type and terms of the agreements providing for custody of VIP’s securities and similar investments, the value of the assets of VIP to which any person may have access, the nature of the securities in VIP’s portfolio, and the minimum bonding requirements of paragraph (d) of Rule 17g-1 under the 1940 Act, the Board hereby determines that the fidelity bond to be issued to VIP providing coverage of $600,000 be, and it hereby is, approved as to form, amount, type of coverage and premium; and further

RESOLVED, that the President and Vice Presidents, and each of them hereby is, authorized and directed to obtain and renew such fidelity bond coverage and to execute any documents relating thereto, and to increase such coverage, as required by Rule 17g-1, in the event that VIP’s assets exceed $250 million prior to the next annual renewal.

IN WITNESS WHEREOF, I have signed this Certificate and affixed the seal of VIP this 15th day of May, 2020.

    /s/  Scott H. Rothstein

Scott H. Rothstein

Executive Vice President, Deputy General Counsel

and Corporate Secretary

(seal)